UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

NINETOWNS DIGITAL WORLD TRADE HOLDINGS LIMITED
(Name of Issuer)
Ordinary Shares
(Title of Class of Securities)
654407105
(CUSIP Number)
January 9, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|	Rule 13d-1(b)
|_|	Rule 13d-1(c)
|X|	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (1-06)	Page 1 of 13 pages

CUSIP No. 654407105

____________________________________________________________________________________________________

1.	Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

CROSS CHINA DEVELOPMENTS LIMITED

____________________________________________________________________________________________________

2.	Check the Appropriate Box if a Member of a Group (See Instructions)

(a)
(b)	X

____________________________________________________________________________________________________

3.	SEC Use Only

____________________________________________________________________________________________________

4.	Citizenship or Place of Organization British Virgin Islands

____________________________________________________________________________________________________

Number of Shares Beneficially Owned by Each Reporting Person With:	5. Sole Voting Power	None
	6. Shared Voting Power	1,766,822 ordinary shares[1]
	7. Sole Dispositive Power	None
	8. Shared Dispositive Power	1,766,822 ordinary shares [1]

9.	Aggregate Amount Beneficially Owned by Each Reporting Person	1,766,822 ordinary shares [1]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9)	5.1%

____________________________________________________________________________________________________

12.	Type of Reporting Person (See Instructions)	OO (British Virgin Islands company)

____________________________________________________________________________________________________

____________________________________________________________________________________________________

[1]

Jitter Bug Holdings Limited transferred all of its ordinary shares of the Issuer to its shareholders (Great Towns Holdings Limited, Admirable Start Limited and Superb Limited) by way of interim distribution in specie. Admirable Start Limited then transferred all of its ordinary shares of the Issuer to its sole shareholder, Humbug Stripe Holdings Limited, which in turn transferred all of its ordinary shares of the Issuer to its shareholders (China Invest International Limited, Crowther Associates Limited, Oriental Plan Developments Limited, Dynamic Gold Holdings Limited, Balletta Associates Limited and Cross China Developments Limited).

Cross China Developments Limited is wholly-owned by Pea Green Services Limited, which is wholly-owned by One Carat Securities Limited, which in turn is wholly-owned by Pacific First Technologies Corporation, which is wholly-owned by Pacific First Holdings Limited.

SEC 1745 (1-06)	Page 2 of 13 pages

CUSIP No. 654407105

____________________________________________________________________________________________________

1.	Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

PEA GREEN SERVICES LIMITED

____________________________________________________________________________________________________

2.	Check the Appropriate Box if a Member of a Group (See Instructions)

(a)
(b)	X

____________________________________________________________________________________________________

3.	SEC Use Only

____________________________________________________________________________________________________

4.	Citizenship or Place of Organization British Virgin Islands

____________________________________________________________________________________________________

Number of Shares Beneficially Owned by Each Reporting Person With:	5. Sole Voting Power	None
	6. Shared Voting Power	1,766,822 ordinary shares[1]
	7. Sole Dispositive Power	None
	8. Shared Dispositive Power	1,766,822 ordinary shares[1]

9.	Aggregate Amount Beneficially Owned by Each Reporting Person	1,766,822 ordinary shares [1]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9)	5.1%

____________________________________________________________________________________________________

12.	Type of Reporting Person (See Instructions)	OO (British Virgin Islands company)

____________________________________________________________________________________________________

____________________________________________________________________________________________________

SEC 1745 (1-06)	Page 3 of 13 pages

CUSIP No. 654407105

____________________________________________________________________________________________________

1.	Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

ONE CARAT SECURITIES LIMITED

____________________________________________________________________________________________________

2.	Check the Appropriate Box if a Member of a Group (See Instructions)

(a)
(b)	X

____________________________________________________________________________________________________

3.	SEC Use Only

____________________________________________________________________________________________________

4.	Citizenship or Place of Organization British Virgin Islands

____________________________________________________________________________________________________

Number of Shares Beneficially Owned by Each Reporting Person With:	5. Sole Voting Power	None
	6. Shared Voting Power	1,766,822 ordinary shares[1]
	7. Sole Dispositive Power	None
	8. Shared Dispositive Power	1,766,822 ordinary shares[1]

9.	Aggregate Amount Beneficially Owned by Each Reporting Person	1,766,822 ordinary shares [1]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9)	5.1%

____________________________________________________________________________________________________

12.	Type of Reporting Person (See Instructions)	OO (British Virgin Islands company)

____________________________________________________________________________________________________

____________________________________________________________________________________________________

SEC 1745 (1-06)	Page 4 of 13 pages

CUSIP No. 654407105

____________________________________________________________________________________________________

1.	Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

PACIFIC FIRST TECHNOLOGIES CORPORATION

____________________________________________________________________________________________________

2.	Check the Appropriate Box if a Member of a Group (See Instructions)

(a)
(b)	X

____________________________________________________________________________________________________

3.	SEC Use Only

____________________________________________________________________________________________________

4.	Citizenship or Place of Organization British Virgin Islands

____________________________________________________________________________________________________

Number of Shares Beneficially Owned by Each Reporting Person With:	5. Sole Voting Power	None
	6. Shared Voting Power	1,766,822 ordinary shares[1]
	7. Sole Dispositive Power	None
	8. Shared Dispositive Power	1,766,822 ordinary shares[1]

9.	Aggregate Amount Beneficially Owned by Each Reporting Person	1,766,822 ordinary shares [1]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9)	5.1%

____________________________________________________________________________________________________

12.	Type of Reporting Person (See Instructions)	OO (British Virgin Islands company)

____________________________________________________________________________________________________

____________________________________________________________________________________________________

SEC 1745 (1-06)	Page 5 of 13 pages

CUSIP No. 654407105

____________________________________________________________________________________________________

1.	Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

PACIFIC FIRST HOLDINGS LIMITED

____________________________________________________________________________________________________

2.	Check the Appropriate Box if a Member of a Group (See Instructions)

(a)
(b)	X

____________________________________________________________________________________________________

3.	SEC Use Only

____________________________________________________________________________________________________

4.	Citizenship or Place of Organization Samoa

____________________________________________________________________________________________________

Number of Shares Beneficially Owned by Each Reporting Person With:	5. Sole Voting Power	None
	6. Shared Voting Power	1,766,822 ordinary shares [1]
	7. Sole Dispositive Power	None
	8. Shared Dispositive Power	1,766,822 ordinary shares [1]

9.	Aggregate Amount Beneficially Owned by Each Reporting Person	1,766,822 ordinary shares [1]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9)	5.1%

____________________________________________________________________________________________________

12.	Type of Reporting Person (See Instructions)	OO (Samoa company)

____________________________________________________________________________________________________

____________________________________________________________________________________________________

SEC 1745 (1-06)	Page 6 of 13 pages

Item 1.

(a)	Name of Issuer:

Ninetowns Digital World Trade Holdings Limited

(b)	Address of Issuer's Principal Executive Offices

5th Floor, Union Plaza

20 Chaowai Street, Chaoyang District

Beijing 100020, People’s Republic of China

Item 2.

(a)	Name of Person Filing
	I.	Cross China Developments Limited
	II.	Pea Green Services Limited
	III.	One Carat Securities Limited
	IV.	Pacific First Technologies Corporation
	V.	Pacific First Holdings Limited
(b)	Address of Principal Business Office or, if none, Residence

	I, II, III, IV, & V	c/o Ninetowns Digital World Trade Holdings Limited 5th Floor, Union Plaza 20 Chaowai Street, Chaoyang District Beijing 100020, People’s Republic of China
(c)	Citizenship
	I, II, III & IV	British Virgin Islands
	V	Samoa
(d)	Title of Class of Securities
Ordinary Shares
(e)	CUSIP Number
654407105

Item 3.	Not applicable
Item 4.	Ownership

The aggregate number of securities and percentage of the class of securities of the Issuer beneficially owned by each Reporting Person named in Item 2(a), as well as the number of securities as to which such person is deemed to have sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, shared power to dispose or direct the disposition, is set forth in the following table:

SEC 1745 (1-06)	Page 7 of 13 pages

		Power to Vote		Power to Dispose
Person	No. of Securities Beneficially Owned [1]	Sole[2]	Shared[2]	Sole[2]	Shared[2]
Cross China Developments Limited	1,766,822	0	1,766,822	0	1,766,822
Pea Green Services Limited	1,766,822	0	1,766,822	0	1,766,822
One Carat Securities Limited	1,766,822	0	1,766,822	0	1,766,822
Pacific First Technologies Corporation	1,766,822	0	1,766,822	0	1,766,822
Pacific First Holdings Limited	1,766,822	0	1,766,822	0	1,766,822
Total (all Reporting Persons) [3]	1,766,822	0	1,766,822	0	1,766,822

[1]

Jitter Bug Holdings Limited transferred all of its ordinary shares of the Issuer to its shareholders (Great Towns Holdings Limited, Admirable Start Limited and Superb Limited) by way of interim distribution in specie. Admirable Start Limited then transferred all of its ordinary shares of the Issuer to its sole shareholder, Humbug Stripe Holdings Limited, which in turn transferred all of its ordinary shares of the Issuer to its shareholders (China Invest International Limited, Crowther Associates Limited, Oriental Plan Developments Limited, Dynamic Gold Holdings Limited, Balletta Associates Limited and Cross China Developments Limited).

Cross China Developments Limited is wholly-owned by Pea Green Services Limited, which is wholly-owned by One Carat Securities Limited, which in turn is wholly-owned by Pacific First Technologies Corporation, which is wholly-owned by Pacific First Holdings Limited.

[2]

Cross China Developments Limited shares voting power and dispositive power over the 1,766,822 ordinary shares held of record by it with Pea Green Services Limited, One Carat Securities Limited, Pacific First Technologies Corporation and Pacific First Holdings Limited.

[3]	The Reporting Persons disclaim membership in a group.

Instruction. For computations regarding securities which represent a right to acquire an underlying security see §240.13d-3(d)(1).

Item 5.	Ownership of Five Percent or Less of a Class

Not applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

As described above, the ordinary shares being reported on this Schedule 13G are held of record by Cross China Developments Limited.

SEC 1745 (1-06)	Page 8 of 13 pages

Item 8.	Identification and Classification of Members of the Group

As described above, the ordinary shares being reported on this Schedule 13G are held of record by Cross China Developments Limited. While the existence of a group is not expressly affirmed pursuant to this filing, the Reporting Persons include the following additional entities, which may be deemed to exercise voting or dispositive power with respect to the ordinary shares held of record by Cross China Developments Limited: Pea Green Services Limited, One Carat Securities Limited, Pacific First Technologies Corporation and Pacific First Holdings Limited.

See Items 2 and 4 of this Schedule 13G for additional information about the relationships among these parties.

Item 9.	Notice of Dissolution of Group

Not applicable

Item 10.	Certification

Not applicable

SEC 1745 (1-06)	Page 9 of 13 pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2006

Cross China Developments Limited

Signature:	/s/ Gerry Ka Cheung Wai
Name: Gerry Ka Cheung Wai
Title: Director

Pea Green Services Limited

Signature:	/s/ Gerry Ka Cheung Wai
Name: Gerry Ka Cheung Wai
Title: Director

One Carat Securities Limited

Signature:	/s/ Gerry Ka Cheung Wai
Name: Gerry Ka Cheung Wai
Title: Director

Pacific First Technologies Corporation

Signature:	/s/ Gerry Ka Cheung Wai
Name: Gerry Ka Cheung Wai
Title: Director

Pacific First Holdings Limited

Signature:	/s/ Gerry Ka Cheung Wai
Name: Gerry Ka Cheung Wai
Title: Director

SEC 1745 (1-06)	Page 10 of 13 pages

Exhibit Index

Joint Filing Agreement

SEC 1745 (1-06)	Page 11 of 13 pages

Exhibit

Joint Filing Agreement

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the ordinary shares of Ninetowns Digital World Trade Holdings Limited shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G. Each of the undersigned acknowledges that each shall be responsible for the timely filing of amendments with respect to information concerning such undersigned reporting person, and for the completeness and accuracy of the information concerning such undersigned reporting person, contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that such reporting person knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Date: February 13, 2006

Cross China Developments Limited

Signature:	/s/ Gerry Ka Cheung Wai
Name: Gerry Ka Cheung Wai
Title: Director

Pea Green Services Limited

Signature:	/s/ Gerry Ka Cheung Wai
Name: Gerry Ka Cheung Wai
Title: Director

One Carat Securities Limited

Signature:	/s/ Gerry Ka Cheung Wai
Name: Gerry Ka Cheung Wai
Title: Director

Pacific First Technologies Corporation

Signature:	/s/ Gerry Ka Cheung Wai
Name: Gerry Ka Cheung Wai
Title: Director

Pacific First Holdings Limited

Signature:	/s/ Gerry Ka Cheung Wai
Name: Gerry Ka Cheung Wai
Title: Director

SEC 1745 (1-06)	Page 12 of 13 pages

Pacific First Holdings Limited

Signature:	/s/ Gerry Ka Cheung Wai
Name: Gerry Ka Cheung Wai
Title: Director

SEC 1745 (1-06)	Page 13 of 13 pages